Exhibit 10.27

EMPLOYMENT AGREEMENT

1.	Parties, positions and employment status.

By the terms of this employment agreement (“Agreement”), ClubCorp USA, Inc. (“ClubCorp”) agrees to employ you, John Beckert, in the positions of President and Chief Operating Officer of ClubCorp and its parent ClubCorp, Inc., and in such other senior executive positions with ClubCorp or its Affiliates that the Chairman (“Chairman”) of the Board of Directors of ClubCorp (“Board”) or the Chief Executive Officer (“CEO”) of ClubCorp may designate for you from time to time. You will report directly to the Chairman and/or CEO. Your first day of employment will be August 27, 2002 (“Start Date”). At all times you will be an employee at will, which means that either you or ClubCorp may terminate your employment at any time, with or without cause. (Definitions of most capitalized terms appear in the final section of this Agreement.)

2.	Compensation.

(I) ClubCorp will pay you a net signing bonus of fifty thousand dollars ($50,000.00), plus a net amount, after taxes, equivalent to the increased cost (over what you were paying just prior to employment with ClubCorp) to you of continuing your previous health benefits on behalf of yourself and your family through such time as you qualify for coverage under ClubCorp benefit plans.

(II) ClubCorp will pay you a base salary at the gross biweekly rate of nineteen thousand, two hundred-thirty dollars and seventy-seven cents ($19,230.77), subject to normal withholding, so that, if annualized, your gross base salary would be five hundred thousand dollars ($500,000.00).

(III) Additionally, you will have the potential to earn an annual variable compensation payment (“Variable Compensation”) of up to five hundred thousand dollars ($500,000.00), gross, subject to normal withholding, depending on your performance against Variable Compensation plan parameters. (Your Variable Compensation could potentially exceed $500,000.00 if you exceed certain goals set in whatever plan is in effect from time to time.) The compensation worksheet, attached as Exhibit A, describes the details of the Variable Compensation plan currently in effect. All Variable Compensation plan terms and parameters are subject to change at the discretion of the Compensation Committee of the Board, provided that such changes will be communicated to you in advance of their effective date and will take effect no earlier than the start of a next compensation year. During the 2002 plan year, exclusively, you will be eligible for a prorated portion of Variable Compensation, based on your Start Date. Exclusively for the plan year 2002, ClubCorp guarantees you a minimum Variable Compensation payment of seventy-five percent (75%) of your prorated portion of the possible $500,000.00 under the 2002 Variable Compensation plan, unless you are terminated prior to December 31, 2002. Thus, since the period from August 27 through December 31, 2002 is 34.8% of the full year, your prorated Variable Compensation payment for 2002, based on the $500,000.00 plan goal, will be no less than $500,000 x 34.8% x 75% or $130,500 and no more than $500,000 x 34.8% x 100% or $174,000.

3.	Stock options.

(I) As soon after your Start Date as options are granted under the Plan, you will receive non-qualified stock options under the Stock Plan for six hundred seventy-five thousand (675,000) shares of ClubCorp, Inc. stock, with an Exercise Price of the lesser of the Fair Market Value of ClubCorp, Inc. stock as of either June 30, 2002 or December 31, 2002. The right to exercise the foregoing options shall vest in increments of 20% of the total original grant on each anniversary of your Start Date. You will receive a minimum of one hundred and fifty thousand (150,000) additional stock options on each of January 1, 2003 (with an Exercise Price of the Fair Market Value of ClubCorp, Inc. stock as of January 1, 2003) and January 1, 2004 (with an Exercise Price of the Fair Market Value of ClubCorp, Inc. stock as of January 1, 2004). Based upon your performance, these grants may exceed one hundred and fifty thousand (150,000) stock options in each year, and you may be eligible to the same extent as other senior executives of ClubCorp for additional awards of options.

(II) If the Board should approve a restricted stock plan, you will be eligible to convert up to one-third (1/3) of your stock options into restricted stock with economic and vesting terms and tax consequences no less favorable than those applicable to the underlying stock options so converted. A copy of the prospectus, which incorporates the Stock Plan document and sample stock option agreement is attached as Exhibit B.

4.	Vacation.

Upon your start date you will immediately accrue twenty (20) days’ vacation. You will thereafter accrue twenty (20) days’ vacation each calendar year of your employment. The terms of your use and retention of accrued vacation time will be governed by ClubCorp policies in effect from time to time.

5.	Benefits.

(I) Upon the completion of six (6) full months of employment, you will be eligible to participate in all health, life, dental and long-term disability benefits programs that ClubCorp may offer from time to time to its other senior executives, including any medical and dental coverage available for dependants. The length of time any Preexisting Condition is not covered under the Plan (up to the maximum period of twelve months) will be reduced, day for day, for each day that you and your dependents can show proof of Creditable Coverage under another plan, unless there was a significant break (63 or more consecutive days) in you or your dependents’ coverage. Beginning January 1, 2004 (or sooner if the Board, in its discretion, amends the applicable waiting period) you will also be eligible to participate in whatever ClubCorp investment plans are in effect from time to time for other senior executives.

(II) You will receive, at no charge, a Board Level Associate Clubs and Resorts membership as well as the opportunity to join the local ClubCorp club of your choice without a requirement for the payment of an initiation fee and without the requirement for the payment of dues during the time of your employment.

(III) You will receive free parking at ClubCorp’s headquarters facility.

(IV) During your employment, subject to eligibility requirements and Evidence of Insurability approval by the carrier, ClubCorp will provide, at its sole expense, a supplemental term life insurance policy in a benefit amount of no less than $500,000 payable to such beneficiary or beneficiaries as you may designate.

6.	Expense reimbursement.

ClubCorp will reimburse all reasonable and necessary expenses incurred by you on behalf of ClubCorp and the Affiliates, so long as you incur and submit the expenses in compliance with applicable ClubCorp policies and procedures.

7.	Board position.

Within seven (7) days of your commencement of employment, you will become a member of the Board. You will remain a Board member for the duration of your employment as President/Chief Operating Officer. Upon the termination of your employment, whether voluntary or involuntary, your membership on the Board will automatically terminate unless otherwise agreed in writing with ClubCorp.

8.	Rules, policies and procedures.

You agree to comply in all material respects with all reasonable rules, policies and procedures of ClubCorp, the Affiliates and any club of which you become a member as reflected in the ClubCorp Employee Partner Handbook and similar written employee guidelines applicable to your position.

9.	Termination by ClubCorp other than for Cause or Resignation with Good Reason.

If ClubCorp or any successor terminates your employment other than for Cause, death or disability or if you resign your employment with Good Reason, then:

(I) You will receive your base salary for all days worked up to and including your last date of employment and payment for any accrued but unused vacation days pursuant to ClubCorp Policies;

(II) all of your unvested stock options will be automatically vested effective on the day immediately preceding the termination date;

(III) contingent on your signing and delivering a general release and waiver of claims in a form reasonably acceptable to ClubCorp and its Affiliates you will also receive:

(a) if you are terminated with or without cause on or before December 31, 2002: no severance benefit;

(b) if you are terminated after December 31, 2002 and have been employed one full calendar year or less: nine (9) months of base salary;

(c) if you have been employed more than one full year, but two (2) full years or less: twelve (12) months of base salary and six (6) months of Variable Compensation;

(d) if you have been employed more than two (2) full years; twenty-four (24) months of base salary and twelve (12) months of Variable Compensation.

(IV) you will not be entitled to any other payments, compensation or benefits of any sort under this Agreement or otherwise except as may be vested under the terms of a controlling benefit plan or program. Amounts payable under this Section 9 will be paid in the form of income continuation payments. Continuation of base salary will be paid at your biweekly base salary rate in effect at the time of your termination. Base salary and Variable Compensation continuation payments will be made at such times and in such manner as consistent with ClubCorp’s normal payroll practices and will be subject to standard withholdings.

For purposes of this Section 9, the amount of Variable Compensation paid shall be determined by multiplying the Variable Compensation paid (if any) during the last calendar year by: (a) one half (.5) if c is the applicable subsection; and (b) one (1.00) if d is the applicable subsection.

10.	Termination by ClubCorp for Cause.

If ClubCorp terminates your employment with Cause, you will be entitled to receive your base salary for all days worked up to and including your last date of employment and payment for any accrued but unused vacation days according to ClubCorp policy. You will not, however, be entitled to any prorated portion of the Variable Compensation or any other payments, compensation or benefits of any sort under this Agreement or otherwise except as may be vested under the terms of a controlling benefit plan or program. All of your vested and unvested stock options will be governed by the Stock Plan. Except as otherwise provided, all of ClubCorp’s obligations under this Agreement will immediately cease.

11.	Death or disability.

If you die or become disabled your employment will immediately cease. Disability for purposes of this section shall mean that you qualify for benefits under ClubCorp’s current disability benefit plan or any successor plan. Upon termination for death or disability, you will be entitled to receive your base salary for all days worked up to and including your last date of employment and payment for any accrued but unused vacation days. In accordance with whatever Variable Compensation plan may be in effect at the time of your termination, you will also receive a prorated portion of any Variable Compensation that you have earned through the date of termination. Except as may be vested under the terms of a controlling benefit plan or program and as otherwise provided herein, you will not be entitled to any other payments, compensation or benefits of any sort under this Agreement or otherwise and all of ClubCorp’s obligations under this Agreement will immediately cease. All of your vested and unvested stock options will be governed by the Stock Plan.

12.	Resignation Absent Good Reason.

If you voluntarily resign without Good Reason, you will be entitled to receive your base salary for all days worked up to and including your last date of employment and payment for any accrued but unused vacation days. You will not, however, be entitled to any prorated portion of the Variable Compensation or any other payments, compensation or benefits of any sort under this Agreement or otherwise except as may be vested under the terms of a controlling benefit plan or program. Except as otherwise provided, all of ClubCorp’s obligations under this

Agreement will immediately cease. All of your vested and unvested stock options will be governed by the Stock Plan. If such voluntary resignation is effective prior to December 31, 2002, you agree to repay immediately the entire signing bonus that you received at the beginning of your employment. In addition to any other remedies that ClubCorp may have to recover such amount, you authorize ClubCorp and its Affiliates to withhold all or any portion of such amount from any paychecks, reimbursements or other amounts owed by ClubCorp or its Affiliates to you.

13.	Change of Control.

(I) If there is a Change of Control of ClubCorp, all of your vested and unvested stock options will be deemed to have automatically vested on the date immediately prior to the date of such Change of Control.

(II) If any payments under this Agreement or under other plans, programs, or agreements with ClubCorp are subject to excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended from time to time, or any successor provision (the “Code”), ClubCorp will pay you an additional amount (the “Gross Up”), calculated and payable as described in Exhibit C, such that the net amount retained by you after deductions of any such excise tax and any income and employment taxes, social security tax, excise tax, interest or penalties imposed on such amounts paid under this section shall be equal to the full amount of the intended payment or benefit.

14.	Employee non-solicitation.

Our employees are our most important asset. As the result, for one year after your last date of employment, regardless of the reason for the ending of your employment, you agree not to, on behalf of yourself or any other person or entity, solicit for hire or retain any person who was, at any time during the last twelve months of your employment with ClubCorp or its Affiliates, employed by ClubCorp or any Affiliate in a position at or above the level of club manager or level nine at ClubCorp headquarters.

15.	Confidentiality.

On your Start Date ClubCorp will provide you with substantial Confidential Information and, thereafter, will continue to provide you with Confidential Information. ClubCorp has invested much time, money and effort in developing this Confidential Information, and it has helped ClubCorp become the leader in the private club and golf resort business. Our competitors would like to be able to obtain this information without having to invest the same time, money and effort to develop it. For that reason, it is critical that the Confidential Information remain confidential. All Confidential Information is the sole property of ClubCorp and its Affiliates. While employed and after you leave your employment, you agree not to disclose or use the Confidential Information. You also agree to return to ClubCorp immediately upon the ending of your employment, regardless of the reason for the ending of your employment, all of the written or recorded Confidential Information that is within your possession or control, including all copies of it.

16.	Inventions and works for hire.

You hereby irrevocably assign to ClubCorp all of your right, title and interest in and to any and all inventions and intellectual property, of any sort that relate in any way to ClubCorp’s or its Affiliate’s business, whether tangible or intangible, that you may discover, develop, invent, compile or write while you are employed by ClubCorp or its Affiliates. This provision applies regardless of whether you discover, develop, invent, compile or write it during business hours or on or off of ClubCorp’s or its Affiliates’ premises. You agree to take any actions, including the execution of documents or instruments, that ClubCorp may reasonably require to give effect to this assignment. You represent that you currently have no rights in any inventions or intellectual property that relate in any way to ClubCorp’s or its Affiliates’ business.

17.	Covenant not to compete.

ClubCorp must protect the interests set out in the Confidentiality section of this Agreement. In addition, ClubCorp has a significant interest in, among other things, ensuring that you do not acquire a valuable ownership interest in ClubCorp as the result of ClubCorp’s Stock Plan and then act in a fashion that would assist ClubCorp’s or its Affiliates’ competitors in efforts to weaken ClubCorp’s competitive position and, thereby, decrease the value of ownership for other, loyal employees and former employees. As the result, in return for ClubCorp’s providing you with the Confidential Information, and as a precondition to your eligibility to acquire stock ownership in ClubCorp or any Affiliate, you agree that while you are employed and for two years from your last date of employment with ClubCorp or any Affiliate due to resignation without Good Reason or termination for Cause, you will not, anywhere in the United States, Europe, Asia or Australia:

(I) perform executive management services, in any capacity, or serve on the board of directors for any Competitor;

(II) solicit or accept business from any Customer to the extent such business is substantially similar to business solicited or accepted by ClubCorp or any Affiliate with respect to such Customer; or

(III) own any interest in any Competitor, except that, when you are no longer employed by ClubCorp or any Affiliate, you may own less than five (5) percent of the publicly traded stock of a Competitor.

Notwithstanding the above, in the event that you are terminated without Cause or resign with Good Reason, then the time period for the Non-Compete will be the length of time during which you receive income continuation severance payments under Section 9.

18.	Non-disparagement.

You agree that you will not, at any time during your employment or while receiving income continuation severance payments under Section 9, say, publish or cause to be published anything that casts ClubCorp or the Affiliates in an unfavorable light, or that disparages or injures their good will or business reputation; provided, however, that nothing in this Agreement will limit your ability to make statements with respect to ClubCorp or the Affiliates in the context of litigation to preserve or enforce your rights with respect hereto or as may be required by process of law.

19.	Related stock agreements and plans.

In the event that you breach any of your obligations under the “Employee non- solicitation,” “Confidentiality,” “Inventions and works for hire,” and “Covenant not to compete” provisions of this Agreement, you agree that, upon notice of such breach, you will retain all shares of ClubCorp stock that are then in your possession or control or, if such shares are subsequently sold, the proceeds from such sale, until a final determination as to such breach. In the event of a final award of damages in ClubCorp’s favor, such award may be satisfied, at ClubCorp’s election, by return to ClubCorp of such shares valued at the then current value thereof (or the proceeds of such shares) to the extent necessary to satisfy the award. Additionally, ClubCorp will be entitled to pursue any other remedies allowed by law or in equity.

20.	Supersedes any prior agreements.

This Agreement supersedes any and all other agreements or offers, either oral or in writing, between you and ClubCorp related to the subject matter hereof. In the event of any conflict between the terms of this Agreement and any stock option agreement or plan, whenever entered into, the terms of this Agreement shall control.

21.	Amendments must be in writing.

Except as otherwise provided in this Agreement, no amendment or modification of this Agreement shall be deemed effective unless and until executed in writing by all of the parties hereto.

22.	Texas law applies to this Agreement.

Because your employment could take you to any number of states or countries and because it is important to you and ClubCorp to be able to have some certainty that this Agreement will be applied consistently wherever you may work, ClubCorp and you agree that the substantive law of Texas will govern this Agreement, without giving effect to any conflict of law principles that would require the law of another jurisdiction to apply.

23.	Successors and Assigns.

This Agreement is intended to bind and inure to the benefit of and be enforceable by you and ClubCorp and each parties’ respective heirs, representatives, executors, successors and assigns, except that you may not assign your duties hereunder without the consent of ClubCorp.

24.	Notices.

Any notices that either you or ClubCorp are required to give under the terms of this Agreement may be given in writing, either by personal delivery, facsimile or by registered or certified mail, postage prepaid with return receipt requested. Mailed or faxed notices must be sent to the following addresses:

If to ClubCorp:	Mr. Robert H. Dedman, Jr.
Chairman & CEO
ClubCorp, Inc.
3030 LBJ Freeway, Suite 700
Dallas, Texas 75234
Phone No.: (972) 888-7380
Facsimile No.: (972) 888-7717

If to you:	Mr. John Beckert
4950 Seneca Drive
Dallas, Texas
Phone No.: (214) 352-1601

Any party may change his or its address by written notice. Notices delivered personally or by facsimile will be deemed communicated as of actual receipt. Mailed notices will be deemed communicated as of three (3) days after proper mailing.

25.	Definitions used in this Agreement.

(I) “Affiliates”: Collectively, all ClubCorp subsidiaries and any entity in which ClubCorp or any ClubCorp subsidiary, directly or indirectly, has a controlling ownership interest.

(II) “Cause”:

(a) Your failure substantially to perform your reasonable, material assigned duties hereunder, that remains uncured thirty (30) days’ after written notice of such failure by the Chairman, CEO or the Board identifying the performance deficiencies; or

(b) (i) fraud, embezzlement, or theft; (ii) conviction of a felony; (iii) conduct that, in the reasonable judgment of the Board, subjects ClubCorp to material public embarrassment or disrepute; (iv) willful harassment or discrimination in violation of ClubCorp policies; or (v) any material violation of ClubCorp policies or this Agreement; provided that, in the case of (iii) or (v), your conduct either subjects ClubCorp to immediate, substantive damage or, in the absence of such damage, continues after thirty (30) days’ written notice by the Chairman or the Board identifying the violation.

(III) “Change of Control”: This term will have the same meaning as in the Stock Plan.

(IV) “Competitor”: Any person or entity, the principal business of which is or is intended to become the ownership, management or provision of consulting services to three or more private clubs, golf facilities or golf resorts anywhere in the United States, Europe, Asia or Australia in a substantially similar manner as such business is conducted by ClubCorp or its Affiliates.

(V) “Confidential Information”: All trade secrets of ClubCorp and the Affiliates and any information or item that does not qualify under applicable law as a trade secret but to which ClubCorp or the Affiliates limit access, to any extent, either internally or externally, including but not limited to information and items related to plans, strategies, inventions, devices, services, products, processes, properties, assets, customers, customer lists, customer preferences, markets, marketing strategies, management, employees, technology, know-how, financial conditions or prospects, employee compensation, fee information, cost information, pricing information, business development plans and strategies, marketing plans and strategies, instructional methodology and techniques, computer software, specifications and code, sources of supply, products or services, designs, analyses, drawings, photographs and reports, computer operating systems, applications and program listings, flow charts, manuals, documentation, databases, accounting and business methods, production procedures, or merchandising systems. Notwithstanding the foregoing, “Confidential Information” does not include (a) information that is or becomes publicly available (except through disclosure by you in violation of this Agreement or through disclosure by any other person or entity in violation of a written agreement or common law duty, (b) information that was known to you prior to the Start Date, and (c) information that may be required to be disclosed by law or legal process.

(VII) “Customer”: Any person or entity with whom ClubCorp or any Affiliate, with your assistance and within one year prior to your last date of employment, had, was negotiating to have, or had taken substantial steps in furtherance of having a contractual relationship for the ownership or management of any private club, golf facility or golf resort.

(VIII) “Exercise Price”: This term will have the same meaning as in the Stock Plan.

(VIII) “Fair Market Value”: This term will have the same meaning as in the Stock Plan

(IX) “Good Reason”: This term will mean the occurrence of any of the following:

(a) a failure of ClubCorp to perform any material obligation under this Agreement or any stock option or other agreement governing the terms and conditions of your employment that remains uncured thirty (30) days after written notice by you identifying such failure;

(b) material diminution of your title, duties, responsibilities, authority, or base compensation, or;

(c) involuntary relocation of the site of your work to a location outside a 50 mile radius from ClubCorp’s current offices at 3030 LBJ Freeway in Dallas, Texas.

(X) ”Stock Plan”: The ClubCorp, Inc. Omnibus Stock Plan, as amended.

[Signatures Appear on Following Page]

JOHN BECKERT

/s/ JOHN A BECKERT

Signature

John A Beckert
Printed

CLUBCORP USA, INC.

By:	/s/ ROBERT H. DEDMAN, JR.

Signature

Robert H. Dedman, Jr.
Printed

Chairman of the Board
Title

EXHIBIT C

(1) For purposes of determining the Gross Up in Section 13 of this Agreement, you will be deemed to pay federal, state, and local income tax at the highest marginal rate applicable in the calendar year in which the payment is made. The determination of whether excise tax is payable, including whether any exception may apply, and if so the amount thereof, will be made upon the opinion of tax counsel selected by ClubCorp and reasonably acceptable to you, applying the following rules: (a) all payments will be treated as “parachute payments” within the meaning of Section 280G(b)(2) of the Code, and all “excess parachute payments” within the meaning of Section 280G(b)(1) of the Code will be treated as subject to excise tax unless in the opinion of counsel such payments do not constitute parachute payments or such excess parachute payments represent reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code in excess of the “base amount” within the meaning of Section 280G(b)(3) of the Code or are otherwise not subject to excise tax; and (b) the value of any non-cash or deferred payments or benefits will be determined by an independent accounting firm selected by ClubCorp and reasonably acceptable to you in accordance with the principles of Section 280G(d)(3) and (4) of the Code. All fees, costs, and expenses of tax counsel and any accounting firm or other advisor retained in accordance with this paragraph will be paid solely by ClubCorp.

(2) The Gross Up, if any, will be paid in a lump sum cash payment within 30 days after the date on which the amount thereof has been determined or is reasonably determinable by tax counsel, and in any event not later than 45 days following a termination of your employment; provided, however, that if the amount of Gross Up cannot be finally determined at or before such time, the amount paid will be the estimated full amount of the Gross Up as reasonably determined by tax counsel in good faith and in accordance with the principles of the preceding paragraph. If such an estimated Gross Up is paid, or if the opinion of tax counsel is not finally accepted by the Internal Revenue Service, then appropriate adjustments will be computed (with additional Gross Up, if necessary) by tax counsel based upon the final amount of excise tax, and any additional amount due you as a result of such adjustment (including any interest or penalties owed by you by reason of any underpayment) will be paid in cash and in a lump sum within 30 days of such computation. Any amount due ClubCorp as a result of such an adjustment will be paid by you in cash in a lump sum within 30 days of such computation.